EXHIBIT 99.1

PTC Therapeutics Announces Evrysdi® Royalty Agreement
with Royalty Pharma for Up To $1.5 Billion

- PTC to receive $1B in upfront cash for approximately 67% of outstanding royalties, with option for additional $500M -

- Financing proceeds will be used to retire Blackstone debt obligations and fund planned operations -

SOUTH PLAINFIELD, N.J., October 19, 2023 – PTC Therapeutics, Inc. (NASDAQ: PTCT) today announced an agreement with Royalty Pharma plc. to monetize up to $1.5 billion of the Evrysdi royalty stream. Under the agreement, Royalty Pharma acquires additional royalties on Evrysdi for $1.0 billion upfront. The agreement includes options for PTC to sell up to all of its retained royalties on Evrysdi for up to $500 million or for Royalty Pharma to acquire half of such retained royalties for up to $250 million at a later date. PTC maintains all economics associated with up to $250 million in remaining commercial sales milestones associated with Evrysdi global net sales.

This agreement builds on the previous strategic partnership established with Royalty Pharma in 2020. The initial agreement was for the monetization of approximately 43% of the Evrysdi royalty stream for $650 million. As a result of the current agreement, PTC will maintain ownership of approximately 19% of the Evrysdi royalty stream pending any exercise of future options by PTC or Royalty Pharma.

The proceeds from the financing will be used to retire all outstanding debt obligations with Blackstone Life Sciences and to fund planned operations.

“We are pleased to expand our existing strategic partnership with Royalty Pharma,” said Matthew B. Klein, M.D., Chief Executive Officer, PTC Therapeutics. “This non-dilutive financing provides PTC with the capital to support operations and allows for increased operational and financial flexibility by removing the Blackstone debt obligation from our balance sheet. In addition, the deal structure provides important flexibility for additional non-dilutive capital over the next two years.”

“We are excited to acquire an additional royalty interest in Evrysdi, a convenient, oral therapy that has transformed and benefited the lives of SMA patients worldwide,” said Pablo Legorreta, founder and Chief Executive Officer of Royalty Pharma. “This is our second transaction with PTC, which builds on our longstanding partnership, and highlights our ability to structure creative, win-win funding solutions for our partners.”

Transaction Terms

Following the transaction announced today, PTC has agreed to sell approximately 67% of both the outstanding 57% of the Evrysdi royalties and the outstanding royalty over the existing cap from the previous royalty financing agreement with Royalty Pharma.

Additionally, until December 31, 2025, PTC will have the option to sell the remainder of the Evrysdi royalty to Royalty Pharma for $500 million in five $100 million tranches, less royalties received. If fewer than three of these options are exercised, Royalty Pharma has the option to purchase 50% of the remaining PTC royalty for $250 million less royalties received until March 31, 2026.

Advisors

Wilmer Cutler Pickering Hale and Dorr LLP acted as legal advisor to PTC Therapeutics on the transaction. Goodwin Procter, Fenwick & West and Maiwald acted as legal advisors to Royalty Pharma.

About Evrysdi (risdiplam)

Evrysdi is a survival motor neuron 2 (SMN2) splicing modifier designed to treat SMA caused by mutations in chromosome 5q that lead to survival motor neuron (SMN) protein deficiency. Evrysdi is administered daily at home in liquid form and non-invasively by mouth or by feeding tube.

Evrysdi is designed to treat SMA by increasing and sustaining the production of SMN protein in the central nervous system (CNS) and peripheral tissues. SMN protein is found throughout the body and is critical for maintaining healthy motor neurons and core motor functions such as swallowing, speaking, and breathing. Evrysdi is currently approved in over 100 countries. The Evrysdi SMA program is a collaboration between PTC, the SMA Foundation, and Roche.

About PTC Therapeutics, Inc.
PTC is a global biopharmaceutical company focused on the discovery, development and commercialization of clinically differentiated medicines that provide benefits to patients with rare disorders. PTC's ability to innovate to identify new therapies and to globally commercialize products is the foundation that drives investment in a robust and diversified pipeline of transformative medicines. PTC's mission is to provide access to best-in-class treatments for patients who have little to no treatment options. PTC's strategy is to leverage its strong scientific and clinical expertise and global commercial infrastructure to bring therapies to patients. PTC believes this allows it to maximize value for all its stakeholders. To learn more about PTC, please visit us at www.ptcbio.com and follow us on Facebook, Instagram, LinkedIn and Twitter at @PTCBio.

For More Information:

Investors:
Kylie O'Keefe

+1 (908) 300-0691

kokeefe@ptcbio.com

Media:

Jeanine Clemente

+1 (908) 912-9406

jclemente@ptcbio.com

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this release, other than statements of historical fact, are forward-looking statements, including statements regarding: the future expectations, plans and prospects for PTC; advancement of PTC's joint collaboration program in SMA, including the commercialization of any products therein or royalty or milestone payments; PTC's strategy, future operations, future financial position, future revenues and, projected costs; PTC's expected use of proceeds from the agreement with Royalty Pharma including PTC’s intentions to pay off all obligations under and retire all outstanding debt obligations with Blackstone Life Sciences; and the objectives of management. Other forward-looking statements may be identified by the words "guidance", "plan," "anticipate," "believe," "estimate," "expect," "intend," "may," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions.

PTC's actual results, performance or achievements could differ materially from those expressed or implied by forward-looking statements it makes as a result of a variety of risks and uncertainties, including those related to: the outcome of pricing, coverage and reimbursement negotiations with third party payors for PTC's products or product candidates that PTC commercializes or may commercialize in the future; expectations with respect to the commercialization of Evrysdi under our SMA collaboration; significant business effects, including the effects of industry, market, economic, political or regulatory conditions; changes in tax and other laws, regulations, rates and policies; the eligible patient base and commercial potential of Evrysdi or any of PTC's other products or product candidates; PTC's scientific approach and general development progress; and the factors discussed in the "Risk Factors" section of PTC's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as well as any updates to these risk factors filed from time to time in PTC's other filings with the SEC. You are urged to carefully consider all such factors.

As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that any product or product candidate will receive or maintain regulatory approval in any territory, or prove to be commercially successful, including Evrysdi.

The forward-looking statements contained herein represent PTC's views only as of the date of this press release and PTC does not undertake or plan to update or revise any such forward-looking statements to reflect actual results or changes in plans, prospects, assumptions, estimates or projections, or other circumstances occurring after the date of this press release except as required by law.